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                                                                     Exhibit 4.2

                          FIRST SUPPLEMENTAL INDENTURE

      THIS FIRST SUPPLEMENTAL INDENTURE is dated as of August 30, 1993, among Sweetheart Cup Company Inc., a Delaware corporation, as Issuer (the "Company"), Sweetheart Holdings Inc., a Delaware corporation, as Guarantor (the "Guarantor"), and U.S. TRUST COMPANY OF TEXAS, N.A., a national banking association (the "Trustee").

                                    RECITALS

      WHEREAS, Cup Acquisition Corporation, a Delaware corporation (the "Original Issuer"), SHI HOLDING COMPANY, L.L.C., a Delaware limited liability company (the "Original Guarantor") and the Trustee entered into an Indenture, dated as of the date hereof (the "Indenture") pursuant to which the Original Issuer issued $110,000,000 in principal amount of 10 1/2% Senior Subordinated Notes due 2003 (the "Securities) and the Original Guarantor guaranteed the Securities (capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture);

      WHEREAS, the Company is the surviving, successor corporation of the merger of the Original Issuer into the Company as permitted by Section 5.01 of Article 5 of the Indenture;

      WHEREAS, the Guarantor is the surviving, successor corporation of the merger of the Original Guarantor into the Guarantor as permitted by Section 5.01 of Article 5 of the Indenture;

      WHEREAS, Section 5.02 of Article 5 of the Indenture provides, among other things, that upon a merger of the Original Issuer in accordance with Section 5.01, the successor corporation into which the Original Issuer is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Original Issuer under the Indenture with the same effect as if such successor corporation had been named as the Original Issuer therein;

      WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Original Issuer and the Original Guarantor when authorized by a resolution of its Board of Directors and Board of Managers, respectively, and the Trustee, may amend or supplement the Indenture or the Securities for the benefit of the Securityholders without notice to or consent of any Securityholder to comply with Article 5; and

      WHEREAS, all acts and things prescribed by the Indenture, by law and by the respective Certificates of Incorporation and By-Laws of the Company, the Guarantor and of the Trustee necessary to make this First Supplemental Indenture a valid instrument legally binding on the Company, the Guarantor and the Trustee, in accordance with its terms, have been duly done and performed.

      NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guarantor and the Trustee covenant and agree for the equal and proportionate benefit of the respective Securityholders as follows:
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                                   ARTICLE 1

      Section 1.01. This First Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes, including but not limited to discharge of the Indenture as provided in Article 8 of the Indenture.

      Section 1.02. The Company assumes the due and punctual performance of all of the covenants and conditions of the Indenture and the Securities to be performed or observed on the part of the Original Issuer, and the Company succeeds to, and is substituted for, and shall exercise every rights and power of the Original Issuer under the Indenture with the same effect as if the Company had been named as the "Issuer" under the Indenture.

      Section 1.03. The Guarantor assumes the due and punctual performance of all of the covenants and conditions of the Indenture and the Securities to be performed or observed an the part of the Original Guarantor, and the Guarantor succeeds to, and is substituted for, and shall exercise every right and power of the Original Guarantor under the Indenture with the same effect as if the Guarantor had been named as the "Guarantor" under the Indenture.

      Section 1.04. This First Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantor and the Trustee.

                                   ARTICLE 2

      Section 2.01. Except as specifically modified herein, the Original Indenture and the Securities are in all respects ratified and confirmed and shall remain in full force and effect in accordance with their terms.

      Section 2.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

      Section 2.03. The internal laws of the State of New York shall govern and be used to construe this First Supplemental Indenture.

      Section 2.04. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.


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                                   SIGNATURES

      IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

                                    SWEETHEART CUP COMPANY INC.,
                                    as the Company

                                    By:
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                                    By:
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                                    SWEETHEART HOLDINGS INC.,
                                    as Guarantor

                                    By:
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                                    By:
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                                    U.S. TRUST COMPANY OF TEXAS, N.A.,
                                    as Trustee

                                    By:
                                       ---------------------------------------

                                    By:
                                       ---------------------------------------


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